 Exhibit (a)(1)(J)
CLARUS CORPORATION
OFFER TO PURCHASE FOR CASH

UP TO $7,500,000 OF SHARES OF ITS COMMON STOCK

TO INCREASE THE CASH PURCHASE PRICE OF NOT GREATER THAN
$8.00 PER SHARE NOR LESS THAN $7.20 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME, ON JULY 11, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE
AND TIME, AS THEY MAY BE EXTENDED THE “EXPIRATION DATE”).

June 22, 2018
To Our Clients:
Enclosed for your consideration is a Supplement to Offer to Purchase, dated June 22, 2018 (the “Supplement”), and the related Amended Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal”). You are receiving these materials because, on June 22, 2018, Clarus Corporation, a Delaware corporation (“Clarus” or the “Company”), amended its previously announced “modified Dutch auction” tender offer to purchase shares of its common stock, par value $0.0001 per share, as well as the preferred share purchase rights associated with such shares (collectively, the “Shares”). As amended, Clarus is offering to purchase for cash up to $7,500,000 of its Shares, at a price not greater than $8.00 nor less than $7.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Supplement, the Offer to Purchase, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 8, 2018, and Amendment No. 1 to the Tender Offer Statement on Schedule TO, filed with the SEC on June 6, 2018 (collectively, as each may be further amended or supplemented from time to time, the “Offer to Purchase”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.
Upon the terms and subject to the conditions contained in the Offer to Purchase and Letter of Transmittal (which, together, as each may be amended or supplemented from time to time, constitute the “Offer”), promptly after the Expiration Date, Clarus will determine a single per share price that Clarus will pay, subject to the proration and conditional tender provisions described in the Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. Clarus will select the lowest single purchase price (in increments of  $0.10) not greater than $8.00 nor less than $7.20 per Share that will allow Clarus to purchase $7,500,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if based on the Purchase Price, Shares having an aggregate value of less than $7,500,000 are properly tendered and not properly withdrawn, Clarus will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. However, because of the proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate purchase price in excess of  $7,500,000 are properly tendered at or below the Purchase Price and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at Clarus’ expense promptly after the Expiration Date.
The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

As of May 7, 2018 and June 21, 2018, Clarus had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $8.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by Clarus of 937,500 Shares, which would represent approximately 3.1% of its issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by Clarus of 1,041,666 Shares, which would represent approximately 3.5% of Clarus’ issued and outstanding Shares.
The Company expressly reserves the right, in its sole discretion, to elect to purchase more than an aggregate purchase price of  $7,500,000 of Shares in the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.
As described in the Offer to Purchase, if less than an aggregate purchase price of  $7,500,000 of Shares are properly tendered at or below the Purchase Price and not properly withdrawn, Clarus will buy all Shares properly tendered at or below the Purchase Price and not properly withdrawn. If more than an aggregate purchase price of  $7,500,000 of Shares (or such greater amount as Clarus may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, Clarus will purchase Shares in the following order of priority:
First, Clarus will purchase Shares from all stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally at or below the Purchase Price for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Clarus has acquired Shares having an aggregate purchase price of  $7,500,000 (or such greater amount as Clarus may elect to purchase, subject to applicable law); and
Second, only if necessary to permit Clarus to purchase Shares having an aggregate purchase price of $7,500,000 (or such greater amount as Clarus may elect to purchase, subject to applicable law), Clarus will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.
Therefore, Clarus may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer. See Sections 1 and 6 of the Offer to Purchase.
WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.
Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1. Shares may be tendered at prices not greater than $8.00 nor less than $7.20 per Share, as indicated in the attached Instructions Form, net to you in cash, less applicable withholding taxes and without interest, promptly after the Expiration Date. Prices may be specified in increments of  $0.10.
2. The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on July 11, 2018, unless the Offer is extended by Clarus.
3. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7 of the Offer to Purchase.

4. None of Clarus, any members of its Board of Directors, its executive officers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer.
5. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by Clarus in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.
If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instructions Form. An envelope to return your Instructions Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instructions Form. If you wish to tender portions of your Shares at different prices, you must complete a separate Instructions Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered. The same Shares cannot be tendered (unless properly withdrawn previously) at more than one price.
Please forward your Instructions Form to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the Expiration Date of the Offer.
The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, and tenders will not be accepted from or on behalf of, stockholders in any jurisdiction where it would be illegal to do so, provided that Clarus will comply with the requirements of Rule 13e–4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended. However, Clarus may, at its discretion, take any action necessary to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS FORM

With Respect to the Offer By

Clarus Corporation

To Purchase for Cash up to $7,500,000 of Shares of its Common Stock, Par Value $0.0001 Per Share, at a
Purchase Price of Not Greater than $8.00 Per Share Nor Less than $7.20 Per Share
The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement to Offer to Purchase, dated June 22, 2018 (the “Supplement”), and the related Amended Letter of Transmittal in connection with the Offer (as defined in the Supplement) by Clarus Corporation, a Delaware corporation (“Clarus”), to purchase for cash up to $7,500,000 of shares of its common stock, par value $0.0001 per share as well as the preferred share purchase rights associated with such shares (collectively, the “Shares”), at a price not greater than $8.00 nor less than $7.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.
This Instructions Form will instruct you to tender to Clarus the number of Shares indicated below or, if no number is indicated below, all Shares which are held by us and beneficially owned by you and registered in your name, upon the terms and subject to the conditions set forth in the Offer.
NUMBER OF SHARES BEING TENDERED HEREBY:       SHARES*

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
(See Instruction 5 of the Amended Letter of Transmittal)
THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):
1.
SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Shareholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by Clarus in accordance with the terms of the Offer.
☐
The undersigned wants to maximize the chance that Clarus will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by Clarus in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of  $7.20 per Share for purposes of determining the Purchase Price. This may effectively lower the Purchase Price and could result in the undersigned receiving a per-Share price as low as $7.20.

2.
SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in Clarus purchasing none of the Shares tendered hereby if the Purchase Price determined by Clarus for the Shares is less than the price checked below.
☐ $7.20	☐ $7.30	☐ $7.40	☐ $7.50	☐ $7.60
☐ $7.70	☐ $7.80	☐ $7.90	☐ $8.00
CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER.
A SHAREHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

CONDITIONAL TENDER
(See Instruction 13 of the Amended Letter of Transmittal)
A tendering stockholder may condition his or her tender of Shares upon Clarus purchasing a specified minimum number of the Shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is purchased by Clarus pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer before completing this section. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any stockholder tendering Shares. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.
☐
The minimum number of Shares that must be purchased from me, if any are purchased from me, is:        Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Clarus may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:
☐
The tendered Shares represent all Shares held by the undersigned.

SIGN HERE
Account Number:
Signature(s):
Print Name(s):
Address(es):
Area Code and Telephone Number:
Taxpayer Identification or Social Security Number:
Date: